UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2009
EATON CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-1396	34-0196300

(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

Eaton Center
Cleveland, Ohio	44114

(Address of principal executive offices)	(Zip Code)

(216) 523-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
1. At a meeting held on February 24, 2009, the Compensation and Organization Committee of the Board of Directors of the registrant (the “Committee”) established corporate performance criteria which will be used to determine the aggregate maximum amount of 2009 incentive compensation awards under the Senior Executive Incentive Compensation Plan (the “Plan”). The Plan participants consist of the Chief Executive Officer and those officers reporting directly to him. At the same meeting, the Committee established 2009 individual participant percentages of the aggregate incentive amount, corporate performance goals and individual incentive targets amounts. Under the Plan, the Committee may use its discretion to reduce an individual participant’s share of the aggregate maximum amount based on the results under the corporate performance goals and individual performance ratings. For 2009, the aggregate maximum amount has been set by the Committee equal to 2% of the registrant’s 2009 net income, and the corporate performance goals established by the Committee for 2009 are specific Cash Flow Return on Gross Capital and Earnings Per Share targets, weighted equally. The individual percentage shares of the aggregate maximum amount for the executive officers named in the summary compensation table of the registrant’s 2008 Proxy Statement (consisting of the Chairman and Chief Executive Officer, the Chief Financial Officer and the three next most highly compensated officers)(the “Named Executive Officers”), range from 12% to 30%. Participants in the Plan are not eligible to participate in the registrant’s long-established Executive Incentive Compensation Plan which covers the remaining officers and approximately 1,800 other employees of the registrant.
2. On February 24, 2009, the Committee approved a new Executive Strategic Incentive Plan (the “2009 ESI Plan”) and established individual incentive targets for each of the registrant’s officers for the first year of the 2009—2012 Award Period. Targets for the remaining years of the 2009-2012 Award Period will be established by the Committee within the first 90 days of each such calendar year. The purpose of the 2009 ESI Plan is to provide for four-year awards with separate performance targets being set by the Committee during the first 90 days of each calendar year, which awards could not be granted under the requirements of the Section 162(m) qualified plan (the “ESI Plan”). The Committee determined that, in light of the current unprecedented economic crisis, it was not feasible or appropriate to set performance goals for a four-year period. The 2009 targets established for the Named Executive Officers range from $825,000 to $4,400,000. Awards for the 2009-2012 Award Period under the 2009 ESI Plan are expressed in the form of phantom share units. Payouts, if any, will be made in cash in 2013, unless the participant has elected to defer receipt of such payment. The actual amount of the awards will depend upon the performance of the registrant against corporate objectives established by the Committee consisting of specific Cash Flow Return on Gross Capital and Earnings Per Share targets and the market value of the registrant’s common shares. The Company has maintained the four-year award ESI Plan for many years in order to provide key senior executives with incentives to achieve demanding long-term corporate objectives and in order to attract and retain executives of outstanding ability.
3. Also at the February 24, 2009 meeting, the Committee approved amendments to the Supplemental Executive Strategic Incentive Plan (the “Supplemental ESI Plan”). The Supplemental ESI Plan was adopted by the Committee in July 2008 in order to provide supplemental long-term awards for partially-completed award periods to newly-elected or promoted senior officers. These awards could not be granted under the Section 162(m) qualified ESI Plan, primarily because the performance metrics are not able to be established within 90 days of the beginning of the award period. The amendments adopted at the February 24, 2009 meeting are intended to enable the plan to be used to grant long-term awards that are not under the Section 162(m) qualified ESI Plan. The Committee took action to approve awards and performance objectives under the amended Supplemental ESI Plan to senior officers of the registrant, including the Named Executive Officers. The purpose of these awards is to ensure that the outstanding four-year awards previously granted under the ESI Plan for Award Periods 2006-2009, 2007-2010 and 2008-2011 continue to serve their intended retention and incentive purposes, notwithstanding the severe impact on corporate performance caused the current economic conditions. The 2009 grants are equal in value to the outstanding awards, take the form of phantom share units and, together with the outstanding awards, are subject to certain caps. The combined payment percentage for awards under both plans is capped at 90% of original “target” amount for the 2006-2009 Award Period; 125% of the original “target” amount for the 2007-2010 Award Period; and 150% of the original “target” amount for the 2008-2011 Award Period. These target amounts range from $372,500 to $1,800,000 for the Named Executive Officers.
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eaton Corporation
Date: March 2, 2009	/s/ R. H. Fearon
R. H. Fearon
Vice Chairman and Chief Financial and Planning Officer